EXHIBIT 3.7



                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                             MEDICAL NUTRITION INC.

                    Pursuant to Title 14A:9-4 and 14A:9-2(4)
                   of the new Jersey Business Corporation Act


                  Arnold Gans, being the Prsident of Medical Nutrition Inc., a corporation organized under the laws of the State of New Jersey (the "Corporation"), hereby certifies on behalf of the Corporation as follows:

1.       The name o the corporation is Medical Nutrition Inc.

2. The Certificate of Incorporation of the Corporation is hereby amended as follows:

         (a) Article First of the Certificate of Incorporation of the Corporation is amended to read as follows:

                  "First:  The name of the corporation is the MNI Group Inc."

         (b) A new Article Eighth is to be added to the Certificate of Incorporation of the Corporation as follows:

                           "Eighth" (a)      Officers and Directors of the
                  Corporation, to the fullest extent permitted by the New Jersey Business Corporation Act, as now or hereafter in effect, and any successor statute, shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders.

                                    (b)      The corporation is authorized to
                  provide indemnification of a corporate agent (as defined in Section 14A:3-5 of the New Jersey Business Corporation Act) by by-law provisions, agreements, vote of shareholders or otherwise in excess of the indemnification operated by Section

                  14A:3-5 of the new Jersey Business Corporation Act, subject only to the limitations set forth in the New Jersey Business Corporation Act.

                                    (c)      Any repeal or modification of the
                  foregoing provisions of this Article Eighth by the shareholders of the corporation shall not adversely affect any right or protection of a corporate agent (as defined in Section 14A:3-5 of the New Jersey Business Corporation Act) of the Corporation existing at the time of such repeal or modification."

3. The foregoing amendments of the Certificate of Incorporation were each approved by the Directors of the Corporation on June 13, 1991, and thereafter duly adopted by the shareholders of the corporation on September 26, 1991.

4. The number of Common Shares outstanding and entitled to vote on each amendment, being the only outstanding shares of capital stock of the Corporation is 3,385,709.

5. The number of Common Shares voted upon the above amendment to Article First of the Certificate of Incorporation of the Corporation was as follows:

                                    In Favor:    2,480,253
                                    Against:        21,800

6. The number of Common Shares voted upon the addition of a new Article Eighth to the Certificate of Incorporation of the Corporation was as follows:

                                    In Favor:    2,349,933
                                    Against:       141,600

7. The amendments set forth above shall become effective upon the filing of this Certificate of Amendment.

                  IN WITNESS WHEREOF, Medical Nutrition Inc. has caused its duly authorized officer to execute this Certificate of Amendment on September 26, 1991.


                                       /s/ ARNOLD GANS
                                       -----------------------------------------
                                       ARNOLD GANS
                                       President


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